                                                                    EXHIBIT 10.1

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                   ------------------------------------------

                            STOCK PURCHASE AGREEMENT

                            dated as of July 2, 1999


                                 by and between


                             C.P. CLARE CORPORATION,
                          a Massachusetts corporation,


                                       and

                           SUMIDA ELECTRIC CO., LTD.,
                             a Japanese corporation

                   ------------------------------------------





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


                                TABLE OF CONTENTS

ARTICLE I -  PURCHASE OF SHARES; CLOSING..........................................................................2
     Section 1.1           Purchased Shares.......................................................................2
     Section 1.2           Purchase Price.........................................................................2
     Section 1.3           Closing................................................................................4
     Section 1.4           Transactions at Closing................................................................4

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE SELLER.........................................................5
     Section 2.1           Organization of the Seller and EMG; Authority..........................................5
     Section 2.2           Capitalization; Subsidiary.............................................................6
     Section 2.3           No Conflict. ..........................................................................7
     Section 2.4           Financial Statements; Undisclosed Liabilities; Financial Condition.....................7
     Section 2.5           Absence of Certain Changes.............................................................8
     Section 2.6           Consents and Approvals.................................................................9
     Section 2.7           Litigation............................................................................10
     Section 2.8           Taxes.................................................................................10
     Section 2.9           Employee Benefit Plans................................................................11
     Section 2.10          Real and Personal Property............................................................12
     Section 2.11          Labor and Employment Matters..........................................................13
     Section 2.12          Contracts and Commitments.............................................................14
     Section 2.13          Intellectual Property.................................................................15
     Section 2.14          Environmental Matters.................................................................15
     Section 2.15          Compliance with Laws; Permits.........................................................16
     Section 2.16          Insurance.............................................................................17
     Section 2.17          Brokers...............................................................................17

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE BUYER........................................................17
     Section 3.1           Organization of the Buyer; Authority..................................................17
     Section 3.2           No Conflict...........................................................................18
     Section 3.3           Consents and Approvals................................................................18
     Section 3.4           Litigation............................................................................19
     Section 3.5           Financing.............................................................................19
     Section 3.6           Brokers...............................................................................19
     Section 3.7           Investment Intent.....................................................................19

ARTICLE IV - CERTAIN COVENANTS AND AGREEMENTS OF
     THE BUYER AND SELLER........................................................................................19
     Section 4.1           Conduct of Business Prior to Closing..................................................19



                                       (i)



     Section 4.2           Access to Information.................................................................20
     Section 4.3           Confidentiality.......................................................................21
     Section 4.4           Regulatory and Other Authorizations; Consents.........................................21
     Section 4.5           Further Action........................................................................22
     Section 4.6           Press Releases........................................................................22
     Section 4.7           No Solicitation.......................................................................22
     Section 4.8           Transfer of Assets; Discharge of Certain Liabilities..................................23
     Section 4.9           Noncompetition........................................................................24
     Section 4.10          Gunther Consent, Waiver and Estoppel..................................................24
     Section 4.11          Non-Solicitation; Non-Hire............................................................25
     Section 4.12          Structuring Matters...................................................................25

ARTICLE V - EMPLOYEE MATTERS.....................................................................................26
     Section 5.1           Employees.............................................................................26
     Section 5.2           Employee Benefits.....................................................................27
     Section 5.3           Other Employee Benefits...............................................................27
     Section 5.4           Indemnity.............................................................................27
     Section 5.5           No Third Party Beneficiaries..........................................................27

ARTICLE VI - TAX MATTERS.........................................................................................28
     Section 6.1           Conveyance Taxes; Costs...............................................................28
     Section 6.2           Treatment of Indemnity Payments.......................................................28
     Section 6.3           Employee Withholding..................................................................28
     Section 6.4           Tax Cooperation; Structuring Matters..................................................28
     Section 6.5           338(h)(10) Election...................................................................29

ARTICLE VII - CONDITIONS TO CLOSING..............................................................................30
     Section 7.1           Conditions to Obligations of the Seller...............................................30
     Section 7.2           Conditions to Obligations of the Buyer................................................31

ARTICLE VIII - INDEMNIFICATION AND TERMINATION...................................................................32
     Section 8.1           Survival..............................................................................32
     Section 8.2           [Intentionally Omitted]...............................................................33
     Section 8.3           Indemnification by the Seller.........................................................33
     Section 8.4           Indemnification by the Buyer..........................................................36
     Section 8.5           Termination...........................................................................38
     Section 8.6           Effect of Termination.................................................................39
     Section 8.7           Waiver................................................................................39



                                      (ii)



ARTICLE IX - GENERAL PROVISIONS..................................................................................39
     Section 9.1           Notices...............................................................................39
     Section 9.2           Certain Definitions...................................................................40
     Section 9.3           Interpretation........................................................................43
     Section 9.4           Counterparts..........................................................................44
     Section 9.5           Entire Agreement; No Third-Party Beneficiaries; Severability..........................44
     Section 9.6           Governing Law; Venue..................................................................44
     Section 9.7           Assignment............................................................................44
     Section 9.8           Undertakings of EMG and the Subsidiary................................................45



                                      (iii)

                                  EXHIBITS LIST

Exhibit A  Form of Press Release
Exhibit B  Form of Transition Services Agreement
Exhibit C  Form of Supply Agreement
Exhibit D  Form of Transferor's Certificate of Non-Foreign Status
Exhibit E  Form of Trademark and Trade Style License Agreement

                                 SCHEDULES LIST

Schedule 2.2(b)   Subsidiary
Schedule 2.3      Conflicts of Seller
Schedule 2.4      Unaudited Consolidated Balance Sheet
Schedule 2.4(a)   Exceptions to GAAP Presentation
Schedule 2.4(c)   Liabilities
Schedule 2.5      Absence of Certain Changes
Schedule 2.6(a)   Government Consents
Schedule 2.6(b)   Third-Party Consents
Schedule 2.7      Litigation
Schedule 2.8      Taxes
Schedule 2.9      Employee Benefit Plans
Schedule 2.10(a)  Owned Real Property
Schedule 2.10(b)  Leased Real Property
Schedule 2.10(c)  Property Consents
Schedule 2.11(a)  Employment Matters
Schedule 2.11(b)  Labor Matters
Schedule 2.12(a)  Certain Contracts
Schedule 2.12(b)  Certain Contract Exceptions
Schedule 2.13     Intellectual Property
Schedule 2.14     Environmental Matters
Schedule 2.16     Insurance
Schedule 4.1(a)   Conduct of Business
Schedule 4.1(b)   Intercompany Accounts
Schedule 4.1(c)   Restrictions on Conduct of Business
Schedule 4.1(c)(1)   Capital Budget
Schedule 4.6      Form of Press Release
Schedule 4.8      List of Transferred Assets
Schedule 4.11     Seller Employees Whom the Buyer May Solicit
Schedule 9.2(ee)  Buyer's Knowledge
Schedule 9.2(ff)  Seller's Knowledge



                                      (iv)

                            STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is dated as of this 2nd day of July, 1999, by and between C.P. CLARE CORPORATION, a Massachusetts corporation (the "Seller"), and SUMIDA ELECTRIC CO., LTD., a Japanese corporation (the "Buyer").

     WHEREAS, on May 18, 1999 the Seller incorporated Clare EMG Inc., a Delaware corporation ("EMG"), for the purpose of consolidating the Seller's operations related to the manufacture and distribution of advanced magnetic components, reed relays and surge protection devices as more fully described in the Descriptive Memorandum dated March 1999 (the "Business");

     WHEREAS, the Seller is the sole owner of all of the issued and outstanding capital stock of EMG;

     WHEREAS, prior to the Closing Date (as hereinafter defined), the Seller will transfer to EMG certain assets and liabilities related to the Business, including, without limitation, all of the Seller's interest in the equity capital of Clare Mexicana S.A. de C.V. (the "Subsidiary"); and

     WHEREAS, the Seller desires to sell, and the Buyer desires to purchase, all of the issued and outstanding capital stock of EMG (the "Acquired Shares").

     NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                     ARTICLE I - PURCHASE OF SHARES; CLOSING

     Section 1.1 PURCHASED SHARES. Subject to the terms and conditions set forth in this Agreement, at the Closing (as hereinafter defined), the Seller shall sell, assign, transfer, convey and deliver (the "Transfer") to the Buyer, and the Buyer shall buy and receive from the Seller all, and not less than all, of the right, title and interest as of the Closing Date (as hereinafter defined), in and to the Acquired Shares.

     Section 1.2           PURCHASE PRICE.

          (a) Subject to the terms and conditions set forth in this Agreement, at the Closing, the

Buyer shall pay, or cause to be paid, to the Seller the aggregate amount of Thirty-Six Million Four Hundred and Twenty-Six Thousand U.S. Dollars (US$36,426,000) in cash by wire transfer of immediately available funds to a bank account or accounts designated in writing by the Seller, such amount constituting the aggregate purchase price for the Acquired Shares (the "Preliminary Purchase Price").

         (b) Within ninety (90) days after the Closing Date, the Seller shall at its expense prepare and deliver to the Buyer a Statement of Net Assets to be Sold, accompanied by a report of Arthur Andersen LLP, which will set forth, as of the Closing Date and on a consolidated basis, the respective values of (i) all of the assets and all of the liabilities of the Subsidiary and (ii) the net inventory, the net property and equipment and all liabilities (including, without limitation, all liabilities related to those employees of the Seller who become employees of EMG as of the Closing Date and the account payable of EMG to the Subsidiary) of EMG (the "Closing Statement"). The Closing Statement shall have been audited by Arthur Andersen LLP and shall have been prepared in accordance with generally accepted accounting principles in the United States, as in effect from time to time ("GAAP"), applied on a basis consistent with the Seller's historical accounting practices. The Closing Statement will have a line item called "Net Assets," which will equal the number that remains when the total liabilities set forth on the Closing Statement are subtracted from the total assets set forth on the Closing Statement. That number equal to the Net Assets plus Sixteen Million Eight Hundred Thousand Dollars ($16,800,000) will equal the "Final Purchase Price." If the Final Purchase Price is greater than the Preliminary Purchase Price, the Buyer shall, pursuant to Subsection 1.2(e), pay to the Seller the amount by which the Final Purchase Price exceeds the Preliminary Purchase Price. If the Preliminary Purchase Price is greater than the Final Purchase Price, the Seller shall, pursuant to Subsection 1.2(e), pay to the Buyer the amount by which the Preliminary Purchase Price exceeds the Final Purchase Price.

         (c) The Buyer and the Buyer's independent public accountants, Ernst & Young, shall be entitled to make an independent review of the Closing Statement and shall, during the forty-five (45) day period after delivery of the Closing Statement (the "Review Period"), have access to all relevant work papers of Arthur Andersen LLP, subject to customary restrictions on work paper access, prepared as a part of the audit of the Closing Statement.

         (d) Before expiration of the Review Period, the Buyer shall deliver to the Seller its objection, if any, in writing to the Closing Statement, together with details of the disputed items (the "Disputed Items") set forth in the Closing Statement and the proposed adjustments to such items. If the Buyer fails to provide notice of objection prior to the end of the Review Period, then the Closing Statement shall be final and binding on all of the parties. If the Buyer so notifies the Seller prior to the end of the Review Period of the Buyer's disapproval of the

Closing Statement, then the Buyer and the Seller shall attempt to reach agreement with respect to the Disputed Items. In the event that the Buyer and the Seller are unable to reach agreement on the Disputed Items, then either shall be entitled to refer the matter to a nationally recognized accounting firm, independent of the Seller and the Buyer, mutually agreed upon by the Buyer and the Seller; PROVIDED, HOWEVER, that if the Buyer and the Seller are unable to agree upon such accounting firm within a period of fifteen (15) days from the receipt by the Seller of the Buyer's objection, such accounting firm shall be chosen at random by the Buyer and the Seller from among the "Big Five" accounting firms which are independent of the Buyer and the Seller (the "Arbitrating Accountant"). The Arbitrating Accountant shall determine the Disputed Items within sixty (60) days after the Disputed Items are submitted to them, and such determination shall be final and binding upon all of the parties. If the final determination of the Disputed Items results in an increase in the Net Assets as set forth on the Closing Statement equal to or greater than one percent (1%), the fees and expenses of the Arbitrating Accountant shall be paid by the Buyer and if the final determination of the Disputed Items results in a decrease in the Net Assets as set forth on the Closing Statement equal to or greater than one percent (1%), the fees and expenses of the Arbitrating Accountant shall be paid by the Seller.

         (e) The amount owed by the Seller to the Buyer or by the Buyer to the Seller, as the case may be, pursuant to the procedures described in paragraphs
(b) through (d) of this Section 1.2 shall be paid by wire transfer of immediately available funds, within five (5) business days after final determination of such amount.

     Section 1.3 CLOSING. The closing of the Transfer and delivery of all documents and instruments necessary to consummate the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts on July 30, 1999 or at such other time or such other place as the Buyer and the Seller may agree but in any event not more than five (5) business days subsequent to the date when all of the conditions to closing specified herein have been duly satisfied or waived, as the case may be. The date on which the Closing is actually held hereunder is sometimes referred to herein as the "Closing Date." The Closing will be deemed to be effective for purposes of this Agreement as of the opening of business on the Closing Date.

     Section 1.4           TRANSACTIONS AT CLOSING.

         (a) At the Closing, the Seller will deliver or cause to be delivered to the Buyer the following:

          (i) stock certificates, evidencing all, and not less than all, of the Acquired Shares, in each case duly endorsed in blank or accompanied by stock powers duly executed in blank, and with all required stock transfer tax stamps affixed;

              (ii) the minute books and stock transfer books of EMG and the Subsidiary;

               (iii) one or more receipts acknowledging receipt of the Preliminary Purchase Price;

              (iv) each of the certificates and other documents required to be delivered at the Closing pursuant to Section 7.2 hereof; and

              (v) access to and possession of all assets of EMG and the Subsidiary and all books and records of EMG and the Subsidiary, including an accurate listing of the purchase order backlog of EMG.

         (b) At the Closing, the Buyer will deliver or cause to be delivered to the Seller the following:

              (i) the Preliminary Purchase Price, by wire transfer of immediately available funds pursuant to, and in the manner set forth in, Section
1.2 hereof; and

              (ii) each of the certificates and other documents required to be delivered at the Closing pursuant to Section 7.1 hereof.

         (c) At the Closing, Arthur Buckland, the President and Chief Executive Officer of the Seller, shall transfer to Shigeyuki Yawata, the President and Chief Executive Officer of the Buyer, or his designee, the one share of capital stock of the Subsidiary owned by Mr. Buckland duly endorsed in blank or accompanied by stock powers duly executed in blank, and with all required stock transfer tax stamps affixed.

            ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE SELLER

     Except as disclosed in the Schedules attached hereto, the Seller represents and warrants to the Buyer that as of the date of this Agreement and as of the Closing Date:

     Section 2.1 ORGANIZATION OF THE SELLER AND EMG; AUTHORITY.

         (a) The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of The Commonwealth of Massachusetts and has all the requisite corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. EMG is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all the requisite corporate power and authority to carry on its business as now being conducted and to own, operate and lease the properties owned, operated and leased by it, and, to the extent required, to carry out its obligations hereunder and to consummate the transactions contemplated hereby insofar as EMG's actions are required in connection therewith. EMG is qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified, except to the extent the failure to so qualify would not, either individually or in the aggregate, have a reasonable expectation of a Material Adverse Effect (as defined in Section 9.2).

         (b) The execution and delivery of this Agreement, the performance by the Seller of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Seller and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and assuming the due authorization, execution and delivery of this Agreement by the Buyer, this Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles.

     Section 2.2 CAPITALIZATION; SUBSIDIARY.

         (a) All of the issued and outstanding shares of capital stock of EMG are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding options, warrants or other rights of any kind to acquire any additional shares of capital stock of EMG or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares, nor is EMG committed to issue any such option, warrant, right or security. The Seller owns, or will own as of the Closing Date, the Acquired Shares, free and clear of any and all liens, claims, security interests or options, except for (A) Encumbrances (as defined in Section 9.2) arising out of, under or in connection with this Agreement and (B) Encumbrances that will be released at or prior to the Closing, and the Seller has full legal right, power and authority to sell, transfer and convey the Acquired Shares to the Buyer in the manner contemplated by this Agreement, except for restrictions on transfer under applicable federal and state securities laws. Upon consummation of the transactions contemplated by this Agreement and registration of the Acquired Shares in the name of the Buyer in the stock records of EMG, and assuming that the Buyer shall have purchased the Acquired Shares for value, the Buyer will own all of the issued and outstanding capital stock of EMG free and clear of all Encumbrances, other than any Encumbrances resulting from any facts or circumstances relating solely to the Buyer (including, without limitation, its sources of financing).

         (b) SCHEDULE 2.2(b) sets forth the name, jurisdiction and date of incorporation or formation, and the number of issued and outstanding shares of the Subsidiary. Except as set forth on SCHEDULE 2.2(b), EMG owns all of the outstanding capital stock of the Subsidiary free and clear of any and all liens, claims, security interests or options, except for (i) Encumbrances arising out of, under or in connection with this Agreement, and (ii) Encumbrances that will be released at or prior to the Closing. The Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction specified on SCHEDULE 2.2(b) and has all the requisite corporate power and authority to carry on its business as now being conducted and to own, operate and lease the properties owned, operated and leased by it, and, to the extent required, to carry out its obligations hereunder and to consummate the transactions contemplated hereby insofar as its actions are required in connection herewith. The Subsidiary is qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified, except to the extent the failure to so qualify would not, either individually or in the aggregate, have a reasonable expectation of a Material Adverse Effect.

     Section 2.3 NO CONFLICT. Except as provided in SCHEDULE 2.3, and except as may result from any facts or circumstances relating solely to the Buyer (including, without limitation, its sources of financing), and assuming that all consents, approvals, authorizations and other actions set forth in Section 2.6 have been obtained and all filings and notifications set forth on SCHEDULES 2.6(a) and 2.6(b) have been made, neither the Seller, EMG, nor the Subsidiary is subject to or bound by any provision of:

     (a) to the Seller's Knowledge (as defined in Section 9.2), any law, statute, rule, regulation or judicial or administrative decision,

         (b) any articles or certificate of incorporation or by-laws (or similar organizational, constitutive or governing document),

         (c) any mortgage, deed of trust, lease, note, shareholders' agreement, partnership agreement, bond, indenture, license, permit, trust, or

         (d) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator, that would prevent or be violated or under which there would be a default as a result of, nor, is the consent of any Person (as defined in Section 9.2) or entity under any material contract or agreement or under federal or state law or the law of any jurisdiction applicable to the Subsidiary, which has not been obtained and cannot be obtained prior to the Closing, required for the execution, delivery, and performance by the Seller of this Agreement and the transactions contemplated hereby, except for violations, defaults, or failures to obtain consents or to make filings or provide notices which would not have
(i) a reasonable expectation of a Material Adverse Effect or (ii) a material adverse effect on the ability of the Seller to perform its obligations under this Agreement.

     Section 2.4 FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES; FINANCIAL CONDITION.

         (a) Attached hereto as SCHEDULE 2.4 is the reviewed consolidated pro forma Statement of Net Assets to be Sold of EMG, dated as of March 28, 1999 (the "March Statement"), which (i) includes all adjustments, consisting of normal recurring adjustments necessary for the fair presentation of financial position (none of which are material), including those normally included for year-end statements in accordance with GAAP, except as noted on SCHEDULE 2.4(a) hereto, and (ii) presents fairly, in all material respects, the financial position of EMG, on a consolidated basis with the Subsidiary at March 28, 1999; such March Statement has been reviewed by Arthur Andersen LLP, the Seller's independent certified public accountants.

         (b) When delivered, the Closing Statement will accurately state, on a consolidated basis as of the Closing Date, the respective values of (i) all of the assets and all of the liabilities of the Subsidiary and (ii) the net inventory, the net property and equipment and all liabilities (including, without limitation, all liabilities related to those employees of the Seller who become employees of EMG as of the Closing Date and the account payable of EMG to the Subsidiary) of EMG.

         (c) As of the date hereof, EMG and the Subsidiary have no liabilities except for (i) liabilities stated or adequately reserved against on the March Statement, (ii) liabilities which arose in the ordinary course of business after March 28, 1999, (iii) liabilities which will not have a reasonable expectation of a Material Adverse Effect, (iv) liabilities set forth on SCHEDULES 2.4(c) OR
2.7 and (v) liabilities under EMG's and the Subsidiary's existing contracts and agreements that are either disclosed pursuant to Section 2.12(a) hereof or that are not required to be so disclosed and that were entered into in the ordinary course of the Subsidiary's business. For purposes of this paragraph, "liabilities" means, all liabilities of EMG and the Subsidiary of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of EMG and/or the Subsidiary or the conduct of the Business prior to the date hereof regardless of whether claims in respect thereof had been asserted as of such date).

     Section 2.5 ABSENCE OF CERTAIN CHANGES. Except as set forth on SCHEDULE 2.5 or resulting from the execution of this Agreement or the transactions contemplated hereby, since March 28, 1999, the Seller has operated the Business, and EMG and the Subsidiary have operated, only in the ordinary course of business consistent with past practice and there has not been any of the following:

         (a) change in, or effect on, the Business, EMG and/or the Subsidiary resulting in or that would reasonably be expected to result in a Material Adverse Effect;

         (b) change in EMG's and/or the Subsidiary's authorized or issued capital stock; grant of any option, right to purchase or similar right regarding the capital stock of EMG and/or the Subsidiary; grant of any registration rights by EMG and/or the Subsidiary; purchase, redemption, retirement, or other acquisition by EMG of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of the capital stock of EMG and/or the Subsidiary;

         (c) amendment to the certificate of incorporation or bylaws of EMG or the Subsidiary, or any action with respect to the certificate of incorporation or bylaws of EMG or the Subsidiary, which would impair the Seller's ability to consummate the transactions contemplated hereby or to perform the Seller's obligations hereunder;

         (d) payment of any bonuses, or increase in salaries or other compensation, by the Seller (with respect solely to the Business), EMG or the Subsidiary to any of their respective directors, officers, or employees, except for annual bonus awards and increases in salaries consistent with past practice; or entry into any employment, severance, or similar agreement or understanding with any director, officer or employee except for any severance agreement or understanding under and in accordance with those retention bonus agreements and understandings and severance agreements, plans, policies and understandings ("Severance Arrangements") set forth on SCHEDULE 2.5;

         (e) adoption of, or increase in the schedule of payments or benefits under, any Benefit Plan (as hereinafter defined), for or with any employee of the Seller whose principal responsibilities relate to the Business or any officer, director or employee of EMG or the Subsidiary;

         (f) damage to or destruction or loss of any asset or property of the Seller (with respect solely to the Business), EMG or the Subsidiary, whether or not covered by insurance, which has had, or has the reasonable prospect of eventually having, a Material Adverse Effect;

         (g) sale, purchase, lease, license or other transfer of any Acquired Shares or mortgage, pledge, or imposition of any Encumbrance on any Acquired Shares;

         (h) incurrence of indebtedness or guarantee of debt or other liability of the third party by EMG or the Subsidiary;

         (i) material change in the accounting methods or principles used by the Seller (with respect to the assets, liabilities, financial condition or results of operations of EMG or the Subsidiary) except for (A) write-downs or write-offs in the value of assets as required by GAAP or (B) such adjustments as are required by GAAP as a result of the transactions contemplated by this Agreement; or

         (j) entering into an agreement, whether oral or written, by the applicable party bound by clauses (a) through (i), as the case may be, to do any of the actions described in clauses (a) through (i).

     Section 2.6 CONSENTS AND APPROVALS.

         (a) Except as set forth on SCHEDULE 2.6(a), the execution, delivery and performance of this Agreement by the Seller will not, as of the Closing Date, require any consent, approval, authorization or other action by, or filing with or notification to, any federal, state, local, or foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body (a "Governmental Authority"), except (i) the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and/or the Mexican antitrust statutes, if applicable, (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not have (A) a Material Adverse Effect or (B) a material adverse effect on the ability of the Seller to perform its obligations under this Agreement, and (iii) as may be necessary as a result of any facts or circumstances relating solely to the Buyer (including, without limitation, its sources of financing).

         (b) Except as set forth on SCHEDULE 2.6(b), the execution, delivery and performance of this Agreement by the Seller will not, as of the Closing Date, require any third-party consents, approvals, authorizations or actions, except where failure to obtain such consents, approvals, authorizations or actions would not have (i) a Material Adverse Effect or (ii) a material adverse effect on the ability of the Seller to perform its obligations under this Agreement.

     Section 2.7 LITIGATION. Except as set forth in SCHEDULE 2.7, there is no action, suit or proceeding, claim, arbitration or investigation against the Seller (with respect solely to the Business), EMG or the Subsidiary pending or, to the Seller's Knowledge, threatened, which, if adversely determined, (a) would have a Material Adverse Effect, (b) would delay or prevent the consummation of the transactions contemplated by this Agreement, or (c) would have a material adverse effect on the ability of the Seller to perform its obligations under this Agreement.

     Section 2.8 TAXES.

               (a) In all material respects and except as set forth on SCHEDULE 2.8:

              (i) EMG and the Subsidiary have paid or caused to be paid all Taxes (as defined in Section 2.8(b)) required to be so paid and have made provision, in accordance with GAAP, for all Taxes owed or accrued.

              (ii) EMG and the Subsidiary have timely filed or been included in, or will timely file or be included in, all material Tax Returns (as defined in Section 2.8(b)) required to be filed by it or in which it is to be included with respect to Taxes, taking into account any extension of time to file granted to or obtained on behalf of the Seller, EMG, or the Subsidiary. All such filed Tax Returns are complete and accurate in all material respects.

              (iii) Neither the Internal Revenue Service (the "IRS") nor any other U.S. or foreign Governmental Authority is asserting by written notice to the Seller or EMG or the Subsidiary or, to the Seller's Knowledge, threatening to assert against the Seller or EMG or the Subsidiary, any deficiency or claim for any material amount of additional Taxes.

              (iv) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are pending with regard to any Taxes or Tax Returns of the Seller, EMG or the Subsidiary and none of the Seller, EMG or the Subsidiary have received a written notice of any actual or threatened audits or proceedings or is otherwise aware of any such audits or proceedings.

              (v) Neither EMG nor the Subsidiary is a party to an intercompany tax sharing agreement of any kind, nor do EMG or the Subsidiary have any responsibility or liability fixed or contingent for the Taxes of any other Person, either retrospectively or prospectively.

         (b) "Taxes" shall mean any and all taxes, charges, fees, levies, customs duties, value added taxes, franchise charges or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, service, use, license, net worth, payroll, franchise, transfer and recording fees and charges, imposed by the IRS or any taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

              "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any document, with respect to or accompanying payments of estimated taxes, or with respect to or accompanying requests for the extension of time in which to file any such, report, return, document, declaration or other information.

     Section 2.9 EMPLOYEE BENEFIT PLANS. With respect to all the plans, programs and arrangements maintained for the benefit of any current or former employee, officer or director of EMG or the Subsidiary (the "Benefit Plans"), except for such matters as, individually or in the aggregate, would not have a Material Adverse Effect or as set forth in SCHEDULE 2.9, (a) each Benefit Plan and any related trust intended to be qualified under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended (the "Code") or under analogous Mexican law has received a favorable determination letter from the IRS or the applicable Mexican authorities that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to materially adversely affect the qualified status of such Benefit Plan or related trust, (b) each Benefit Plan has been operated in accordance with the terms and requirements of applicable law, (c) neither EMG nor the Subsidiary, nor any entity that could be treated as a single employer with either of them under
Section 414 of the Code or any analogous Mexican law has incurred any direct or indirect liability under, arising out of or by operation of Title I or Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or under any analogous Mexican law, in connection with any Benefit Plan or other retirement plan or arrangement, and to the Seller's Knowledge no fact or event exists that could reasonably be expected to give rise to any such liability, (d) all contributions due and payable on or before the date of this Agreement or that became due and payably on or before the Closing Date in respect of each Benefit Plan have been made (or will have been made) in full and in proper form, (e) neither EMG nor the Subsidiary has sponsored or been obligated to contribute to any "multiemployer plan" (as defined in Section 3(37) of ERISA), "multiple employer plan" (as defined in
Section 413 of the Code) (including any plan meeting such description that is governed by Mexican law) or "defined benefit plan" (as defined in Section 3(35) of ERISA) (including any plan meeting such description that is governed by Mexican law), (f) except as set forth on SCHEDULE 2.9 and, except as otherwise required under ERISA, the Code and applicable state laws, no Benefit Plan currently or previously maintained by EMG or the Subsidiary provides any post-retirement health or life insurance benefits, and neither EMG nor the Subsidiary maintains any obligation to provide post-retirement health or life insurance benefits in the future, (g) all reporting and disclosure obligations imposed under ERISA, the Code and analogous Mexican laws have been satisfied with respect to each Benefit Plan, and (h) except as set forth on SCHEDULE 2.9, no benefit or amount payable or which may become payable by EMG or the Subsidiary pursuant to any Benefit Plan (including any agreement or contract with any employee) shall constitute an "excess parachute payment," within the meaning of Section 280G of the Code, which is or may be subject to the imposition of any excise tax under Section 4999 of the Code or which could not reasonably be expected to be deductible by reason of Section 280G of the Code.

     Section 2.10 REAL AND PERSONAL PROPERTY. The Seller represents as follows:

         (a) TITLE TO OWNED REAL PROPERTY. Except as set forth in SCHEDULE 2.10(a) attached hereto, EMG and/or the Subsidiary, respectively, has good, clear, record and marketable title to all real property it owns ("Owned Real Property"), free and clear of all Encumbrances, other than:

              (i) easements, covenants, restrictions and similar encumbrances that do not and could not materially interfere with the use of the Owned Real Property as currently used and improved;

              (ii) minor encroachments that do not and could not materially adversely affect the value or use of the Owned Real Property as currently used and improved; and

              (iii) such title matters or exceptions as are disclosed in the title insurance applicable to such Owned Real Property, copies of which policies have been delivered to the Buyer.

         (b) STATUS OF LEASES. All real property leased by the Seller (with respect solely to the Business), EMG and the Subsidiary ("Leased Real Property") is identified in SCHEDULE 2.10(b) attached hereto, and true and complete copies of the agreements by which such property is currently under lease have been delivered to the Buyer. Each of said leases is in full force and effect. Neither the Seller, EMG nor the Subsidiary, as the case may be, is in material default under any of said leases or has received any notice thereof, nor has any event occurred which, with notice or the passage of time, or both, would give rise to such a default. To the Seller's Knowledge, none of the other parties to said leases is in material default thereunder and, to the Seller's Knowledge, there is no event which, with notice or the passage of time, or both, would give rise to such a default.

         (c) CONSENTS. Except as set forth in SCHEDULE 2.10(c) attached hereto, no approval is required to consummate the transactions contemplated by this Agreement from the other parties to any lease of the Leased Real Property or from the holder of any Encumbrance on any Owned Real Property.

         (d) CONDITION OF OWNED REAL PROPERTY. To the Seller's Knowledge, there are no material defects in the physical condition of any land, buildings or improvements constituting part of the Owned Real Property, including, without limitation, structural elements, mechanical systems, parking and loading areas.

         (e) PERSONAL PROPERTY. The Seller has good and valid legal title to all of its personal property relating to the Business, and EMG and/or the Subsidiary, as the case may be, has good and valid legal title to all of its personal property; provided that, as of the Closing, EMG shall have good and valid legal title to all such personal property currently owned by the Seller. All of the Seller's machinery and equipment relating to the Business, and all of EMG's and the Subsidiary's machinery and equipment, are in good repair and working order and have been maintained in the ordinary course of business, reasonable wear and tear excepted, and, as of the Closing the machinery and equipment owned by EMG and the Subsidiary will be sufficient for, usable in, and appropriate for, the conduct of the Business as presently conducted.

     Section 2.11 LABOR AND EMPLOYMENT MATTERS.

         (a) Except as set forth on SCHEDULE 2.11(a) and as would not have a Material Adverse Effect, each of the Seller (with respect solely to those employees of the Seller who perform services for the Business), EMG and the Subsidiary, as the case may be, is, as of the date hereof, in compliance in all material respects with all federal, state, municipal and foreign laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including but not limited to ERISA, the Code, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in

Employment Act of 1967, as amended, the Americans with Disabilities Act and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws (and, as applicable, the corresponding foreign laws, terms and conditions), and there are no arrearages in the payment of wages, social security tax or any other employment related levy or tax, including, without limitation, matters which would be accrued at the end of a fiscal year under GAAP.

         (b) Except as set forth on SCHEDULE 2.11(b) and as would not have a Material Adverse Effect, neither EMG nor the Subsidiary is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Except as set forth on SCHEDULE 2.11(b) and as would not have a Material Adverse Effect, as of the date of this Agreement, neither EMG nor the Subsidiary is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the Seller's Knowledge, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving EMG or the Subsidiary.

     Section 2.12 CONTRACTS AND COMMITMENTS.

         (a) SCHEDULE 2.12(a) lists each of the following types of contracts or agreements (if any) of the Seller (with respect solely to the Business), EMG and the Subsidiary:

              (i) agreements to which the Seller (with respect solely to agreements related to the Business), EMG or the Subsidiary is a party which requires a payment, or delivery of assets or services, in excess of $50,000 per year and all material amendments, modifications and supplements thereto;

              (ii) leases of Leased Real Property;

              (iii) employment, severance or consulting agreements with any director or officer of the Seller (with respect solely to officers of the Seller who provide service to the Business), EMG or the Subsidiary requiring an annual payment of cash compensation in excess of $50,000;

              (iv) agreements granting to any third party a first-refusal, first-offer or other right to purchase or acquire any of the Acquired Shares or any assets listed on SCHEDULE 4.8;

              (v) agreements materially limiting or restricting the ability of the Seller (with respect solely to the Business), EMG or the Subsidiary to enter into or engage in any market or line of business; and

              (vi) agreements and letters of intent with financial advisors, bankers and investment bankers.

         (b) True and complete copies of the contracts and agreements disclosed pursuant to Section 2.12(a) hereof have been made available to the Buyer. Except as disclosed on SCHEDULE 2.12(b) or as would not have a Material Adverse Effect
(i) to the Seller's Knowledge, each contract and agreement disclosed pursuant to
Section 2.12(a) hereof is valid and binding on the respective parties thereto and is in full force and effect in accordance with its respective terms, (ii) upon consummation of the transactions contemplated by this Agreement, each such contract and agreement shall continue in full force and effect in accordance with its respective terms without penalty or other adverse consequence, (iii) neither the Seller, EMG nor the Subsidiary is in breach of, or default under, any such contract or agreement and (iv) to the Seller's Knowledge, no other party to any such contract or agreement is in breach thereof or default thereunder.

     Section 2.13 INTELLECTUAL PROPERTY. Except as set forth on SCHEDULE 2.13, the Seller owns and has licensed EMG to use or EMG and the Subsidiary own, or have the right to use, all patents, trademarks, trade names, service marks, trade secrets, copyrights and other intellectual property rights (collectively, the "Intellectual Property Rights"), as are necessary in connection with the Business, except where the failure to own or have the right to use such Intellectual Property Rights would not have a Material Adverse Effect.

     Section 2.14 ENVIRONMENTAL MATTERS. Except as disclosed on SCHEDULE 2.14 and except for any matter which would not result in a Material Adverse Effect, to Seller's Knowledge, (a) EMG and the Subsidiary are in compliance in all material respects with all applicable Environmental Laws (as hereinafter defined), (b) there are no material Environmental Liabilities and Costs (as hereinafter defined) of EMG or the Subsidiary, (c) there are no material Environmental Conditions (as hereinafter defined) on or related to the Owned Real Property or the Leased Real Property, (d) neither EMG nor the Subsidiary has received any written notice prior to the date of this Agreement from any governmental agency or other third party alleging any violation of, or noncompliance with, any Environmental Law, or requiring the removal, clean-up, or remediation of any Environmental Condition, whether or not on any of the Owned Real Property or the Leased Real Property relating to EMG or the Subsidiary, which such matter has not been resolved as of the date of this Agreement, and (e) neither EMG nor the Subsidiary has received written notice prior to the date of this Agreement that it is subject to any enforcement or investigatory action by any governmental agency regarding an Environmental Condition with respect to any Owned Real Property or Leased Real Property, which such matter has not been resolved as of the date of this Agreement. As used herein, the terms "toxic" or "hazardous" wastes, substances or materials shall include, without limitation, all those so designated in and in any way regulated by any current Environmental Laws. The Seller has previously made available to the Buyer copies of the following written materials in its possession or in the possession of the Subsidiary: copies of environmental audits, site assessments, documentation regarding off-site disposal of hazardous materials, and material correspondence with any federal, state or local government, foreign government, administrative agency, or other U.S. or foreign Governmental Authority, regarding the foregoing.

     For purposes of this Agreement, the following definitions shall apply:

     "Environmental Laws" means all applicable federal, state and local statutes or laws, judgments, orders, regulations, licenses, permits, rules and ordinances relating to pollution or protection of health, safety or the environment, including, but not limited to the Federal Water Pollution Control Act (33 U.S.C. Section 1251 ET SEQ.), Resources Conservation and Recovery Act (42 U.S.C. Section 6901 ET. SEQ.), Safe Drinking Water Act (42 U.S.C. Section 3000(F) ET. SEQ.), Toxic Substances Control Act (15 U.S.C.
Section 2601 ET SEQ.), Clean Air Act (42 U.S.C. Section 7401 ET. SEQ.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 ET SEQ.), and other similar state, local and foreign statutes.

     "Environmental Condition" means the introduction into the environment of any contaminant, pollutant, hazardous or toxic waste, substance or material (whether or not upon the Owned Real Property or the Leased Real Property) at levels or in amounts in excess of applicable regulatory permits, limits or standards, as a result of which the Seller (with respect solely to the Business), EMG or the Subsidiary, with respect to Section 2.14, (1) have or may become liable to any Person, (2) are in violation of any Environmental Law, or
(3) by reason of which any of the properties or other assets of the Seller (with respect solely to the Business), EMG or the Subsidiary, with respect to this
Section 2.14, may suffer or be subject to any lien.

     "Environmental Liabilities and Costs" means all liabilities, obligations, responsibilities, obligations to conduct cleanup, losses, damages, deficiencies, punitive damages, costs and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of any necessary investigations and feasibility studies and responding to government requests for information or documents), fines, penalties, monetary sanctions, known or unknown, absolute or contingent, past, present or future, resulting from any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, joint and several liability, criminal or civil statute, under any Environmental Law, or arising from Environmental Conditions, as a result of past or present ownership, leasing or operation of any properties, owned, leased or operated by the Seller (with respect solely to the Business), EMG or the Subsidiary with respect to this Section 2.14.

     Section 2.15 COMPLIANCE WITH LAWS; PERMITS. To the Seller's Knowledge, neither the Seller, EMG nor the Subsidiary is in violation of any judgment, order or decree, or any statute, law, ordinance, rule or regulation ("Law") applicable to the Business, EMG, the Subsidiary or any of their respective properties or assets, except such violations as would not have a Material Adverse Effect. The Seller (with respect solely to the Business), EMG and the Subsidiary have obtained all material licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with the Business or their respective businesses as now or previously conducted where the failure to obtain any such license, permit or authorization or to take any such action, individually or in the aggregate, would have a Material Adverse Effect, and no licenses or permits are now subject to, and none will by virtue of this transaction become subject to suspension, termination, revocation or the imposition of altered fees, charges or conditions to enjoyment and use.

     Section 2.16 INSURANCE. SCHEDULE 2.16 sets forth a true and correct summary of the insurance policies held by, or for the benefit of, EMG and the Subsidiary including the underwriter of such policies and the amount of coverage thereunder.

     Section 2.17 BROKERS. No broker, investment banker, financial advisor or other Person, other than Needham & Company, Inc., the fees and expenses of which will be paid by the Seller, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement.


            ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE BUYER

     Section 3.1 ORGANIZATION OF THE BUYER; AUTHORITY.

         (a) The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Japan and has all the requisite corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The Buyer is qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified except to the extent the failure to so qualify would not, either individually or in the aggregate, have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement.

         (b) The execution and delivery of this Agreement, the performance by the Buyer of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and assuming the due authorization, execution and delivery of this Agreement by the Seller, this Agreement constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles.

     Section 3.2 NO CONFLICT. Except as may result from any facts or circumstances related solely to the Seller, and assuming that all consents, approvals, authorizations and other actions described in Section 3.3 have been obtained and all filings and notifications described in Section 3.3 have been made, the Buyer is not subject to or bound by any provision of:

         (a) any law, statute, rule, regulation or judicial or administrative decision,

         (b) any articles or certificate of incorporation or by-laws, (or similar organizational, constitutive or governing document),

         (c) any mortgage, deed of trust, lease, note, shareholders' agreement, partnership agreement, bond, indenture, license, permit, trust, or

         (d) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator,

that would prevent or be violated or under which there would be a default as a result of, nor, is the consent of any Person or entity under any material contract or agreement or under federal, state or foreign law, which has not been obtained and cannot be obtained prior to the Closing, required for the execution, delivery, and performance by the Buyer of this Agreement and the transactions contemplated hereby, except for violations, defaults, or failures to obtain consents or to make filings or provide notices which would not have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement.

     Section 3.3 CONSENTS AND APPROVALS.

         (a) Except for possible notifications to the appropriate Japanese Governmental

Authorities after the Closing, the execution, delivery and performance of this Agreement by the Buyer will not, as of the Closing Date, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (i) the notification requirements of the HSR Act and/or of Mexican antitrust statutes, if applicable, (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement, and (iii) as may be necessary as a result of any facts or circumstances relating solely to the Seller.

         (b) The execution, delivery and performance of this Agreement by the Buyer will not, as of the Closing Date, require any third-party consents, approvals, authorizations or actions, except where failure to obtain such consents, approvals, authorizations or actions would not have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement.

     Section 3.4 LITIGATION. There is no action, suit or proceeding, claim, arbitration or investigation against the Buyer or, to the Buyer's Knowledge, threatened, which, if adversely determined, (a) would delay or prevent the consummation of the transactions contemplated by this Agreement, or (b) would have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement.

     Section 3.5 FINANCING. The Buyer has, or has available to it, all funds necessary to consummate the transactions contemplated by this Agreement.

     Section 3.6 BROKERS. No broker, investment banker, financial advisor or other Person, other than First Albany Corporation, the fees and expenses of which will be paid by the Buyer, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement.

     Section 3.7 INVESTMENT INTENT. The Buyer is acquiring the Acquired Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.


                ARTICLE IV - CERTAIN COVENANTS AND AGREEMENTS OF
                              THE BUYER AND SELLER

     Section 4.1 CONDUCT OF BUSINESS PRIOR TO CLOSING.

         (a) The Seller covenants and agrees that, between the date hereof and the Closing Date, it shall operate the Business in the ordinary course, consistent with past practice, and shall cause EMG and the Subsidiary to operate in the ordinary course of business, consistent with past practice, except as otherwise provided in this Agreement or as described in SCHEDULE 4.1(a).

         (b) The Seller and the Buyer agree that all intercompany accounts receivable, accounts payable and indebtedness between the Seller, on the one hand, and the Subsidiary, on the other hand, shall be transferred from the Seller to EMG at or prior to the Closing. Attached hereto as SCHEDULE 4.1(b) is a list of all such intercompany accounts receivable, accounts payable and indebtedness as they stand as of the date hereof.

         (c) In furtherance and not in limitation of the foregoing, the Seller covenants and agrees that, except as described in SCHEDULE 4.1(c), the Seller (with respect to the Business only), EMG and the Subsidiary will not, prior to the Closing, without the express prior written consent of the Buyer, which shall not be unreasonably withheld:

              (i) Make any purchase, sale or disposition of any asset or property with a purchase price in excess of $50,000 other than in the ordinary course of business, purchase any capital asset costing more than $50,000 except as provided in EMG's written capital budget attached hereto as SCHEDULE 4.1(c)(i), or grant any Encumbrance on any of its properties or assets other than in the ordinary course of business, except for any such Encumbrance which, by its terms, will be terminated or otherwise be extinguished at or prior to the Closing;

              (ii) Incur any indebtedness or incur any material contingent liability as a guarantor or otherwise with respect to the obligations of others, or incur any other material contingent or fixed obligations or liabilities except in the ordinary course of business;

              (iii) Make any change or incur any obligation to make a change in its certificate of incorporation, by-laws or authorized or issued capital stock;

              (iv) Declare, set aside or pay any dividend, make any other distribution in respect of its capital stock or make any direct or indirect issuance, redemption, purchase or other acquisition of its capital stock;

              (v) Make any change in the compensation payable or to become payable to any of its officers, employees, agents or independent contractors other than in the ordinary course of business consistent with past practice; or

              (vi) Amend, modify or terminate any contract or agreement disclosed pursuant to Section 2.12(a) hereof.

     Section 4.2 ACCESS TO INFORMATION.

         (a) From the date hereof until the Closing Date, upon reasonable notice, the Seller shall, and shall cause EMG and the Subsidiary and each of their respective officers, directors, employees, auditors and agents to, (i) afford the officers, employees, authorized agents and representatives of the Buyer reasonable access, during normal business hours, to the offices, properties, books and records of the Seller (with respect solely to the Business), EMG and the Subsidiary, and (ii) furnish to the officers, employees and authorized agents and representatives of the Buyer such additional financial and operating data and other information regarding the Business, EMG and the Subsidiary as the Buyer may from time to time reasonably request; PROVIDED, HOWEVER, that (A) such investigation shall not unreasonably interfere with any of the businesses or operations of the Seller, EMG or the Subsidiary, (B) the Buyer shall not, prior to the Closing Date, have any contact whatsoever with respect to the Business, EMG or the Subsidiary or with respect to the transactions contemplated by this Agreement with any partner, lender, ground lessor, vendor or supplier of the Seller, EMG or the Subsidiary, except in consultation with the Seller and then only with the express prior approval of the Seller, which approval shall not be unreasonably withheld, and (C) all requests by the Buyer for access or information pursuant to this Section 4.2(a) shall be submitted or directed exclusively to an individual or individuals to be designated by the Seller. The Buyer shall not be permitted to conduct any invasive tests on any Leased Real Property or Owned Real Property without the Seller's prior written consent.

         (b) During the preparation, review and dispute resolution time periods contemplated by Section 1.2, upon reasonable notice, the Buyer shall, and shall cause EMG and the Subsidiary (or any successor thereto) and each of their respective officers, directors, employees, auditors and agents to, (i) afford the officers, employees, auditors, attorneys, authorized agents and representatives of the Seller reasonable access, during normal business hours, to the offices, properties, books and records of EMG and the Subsidiary (or any successor or successors thereto), (ii) furnish to the officers, employees, auditors, attorneys, authorized agents and representatives of the Seller such additional financial and operating data and other information regarding EMG and the Subsidiary (or any successor or successors thereto) as the Seller may from time to time reasonably request to perform its obligations, or avail itself of its rights, contained, in each case, in Section 1.2 hereof; PROVIDED, HOWEVER, that such investigation shall not unreasonably interfere with any of the businesses or operations of EMG and the Subsidiary (or any successor or successors thereto).

     Section 4.3 CONFIDENTIALITY. Subject to the requirements of applicable Law, the parties will, and will instruct each of their respective Affiliates, associates, partners, employees, agents and advisors (the "Representatives") to, hold in confidence all such information as is confidential or proprietary, will use such information only in connection with the consummation of the transactions contemplated by this Agreement and, if this Agreement is terminated in accordance with its terms, will deliver promptly to the others (or destroy and certify to the other the destruction of) all copies of such information (and any copies, compilations or extracts thereof or based thereon) then in their possession or under their control. Each party hereto agrees that money damages would not be a sufficient remedy for any breach of this Section 4.3 by the other party hereto or any of its Representatives, and that, in addition to all other remedies, such non-breaching party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and each such party further agrees to waive, and to use its best efforts to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with any such remedy. Each party agrees to be responsible for any breach of this Section 4.3 by any of its Representatives.

     Section 4.4 REGULATORY AND OTHER AUTHORIZATIONS; CONSENTS.

         (a) The Seller shall use its good faith commercially reasonable efforts to obtain the authorizations, consents, orders and approvals necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, including, without limitation, the consent of (i) Governmental Authorities, (ii) landlords under the ground leases, and (iii) lenders, and the Buyer shall cooperate fully with the Seller in promptly seeking to obtain all such authorizations, consents, orders and approvals. If required by the HSR Act, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within ten (10) business days after the date hereof and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals.

         (b) The Buyer shall use its good faith commercially reasonable efforts to assist the Seller in obtaining the consents of third parties listed in
SCHEDULE 2.6(b), including (i) providing to such third parties such financial statements and other financial information as such third parties may reasonably request, (ii) agreeing to commercially reasonable adjustments to the terms of the agreements with such third parties (provided that neither party hereto shall be required to agree to any increase in the amount payable with respect thereto) and (iii) executing agreements to effect the assumption of such agreements on or before the Closing Date.

     Section 4.5 FURTHER ACTION. Each of the parties hereto shall use its respective best efforts to take or cause to be taken all appropriate action (including by causing their respective directors, officers, employees and agents to take such action), do or cause to be done all things necessary, proper or advisable, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

     Section 4.6 PRESS RELEASES. The parties hereto will, and will cause each of their Affiliates to, maintain this Agreement confidential and will not, and will cause each of their Affiliates not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party hereto which consent shall not be unreasonably withheld; PROVIDED, HOWEVER, that nothing herein will prohibit the Seller from issuing or causing publication of any such press release or public announcement to the extent that the Seller reasonably determines, after consultation with outside legal counsel, such action to be required by Law or the rules of any applicable self-regulatory organization, in which event the Seller will use its commercially reasonable efforts to allow the Buyer reasonable time to comment on such release or announcement in advance of its issuance. The parties acknowledge that a press release in the form of EXHIBIT A shall be made immediately following the execution of this Agreement.

     Section 4.7 NO SOLICITATION. Except as otherwise provided herein, unless and until this Agreement shall have been terminated in accordance with its terms, the Seller agrees and covenants that neither the Seller, EMG nor the Subsidiary shall, and each of them shall direct and use their best efforts to cause their respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or the Subsidiary) not to, directly or indirectly, initiate, solicit or encourage any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, or similar transaction involving the purchase of EMG, the Subsidiary or the Acquired Shares (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations with, or provide any confidential information or data to, or have any discussions with, any Person relating to, an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.

     Section 4.8 TRANSFER OF ASSETS; DISCHARGE OF CERTAIN LIABILITIES.

         (a) Prior to the Closing Date, the Seller shall completely and duly transfer to EMG the assets, contracts and liabilities listed on SCHEDULE 4.8 attached hereto and such transfer (i) shall be effected without impairment of any kind with respect to the ownership, rights to enjoyment, license rights, Maquiladora rights, lessee interests, contract rights and any and all other comparable rights and entitlements necessary for the continued operation of the Business by EMG and the Subsidiary and (ii) in and of itself, shall not create any additional operating expense, royalty, rent, taxes, fees, rates, or other charges of any kind above those experienced by the Seller or the Subsidiary prior to such transfer.

         (b) The Buyer agrees and acknowledges that either EMG or the Subsidiary, as the case may be, shall from and after the Closing pay, discharge and perform, in accordance with their respective terms, (i) all liabilities set forth on the Closing Statement, (ii) all liabilities set forth on SCHEDULE 4.8,
(iii) the contractual obligations listed on SCHEDULE 4.8 and (iv) any and all liabilities arising out of or relating to the operation of the Business after the Closing, including, without limitation, all severance and similar payments due upon termination of EMG Employees (as hereinafter defined). Notwithstanding anything to the contrary set forth in this Agreement (including, without limitation, Section 8.3), under no circumstances will the Seller be obligated to indemnify the Buyer, EMG or the Subsidiary with respect to (x) liabilities set forth on the Closing Statement, (y) those liabilities described on SCHEDULE 4.8 transferred by the Seller to EMG (other than the contracts assigned by the Seller) or (z) liabilities arising out of or relating to the operation of the Business after the Closing.

         (c) Notwithstanding anything to the contrary set forth in this Section
4.8 or anywhere else in this Agreement, the Seller shall retain, and shall not transfer to EMG or the Buyer, the accounts receivable on the Seller's books related to the Business.

         (d) The Seller agrees and acknowledges that, prior to the Closing, it shall make a cash investment in the capital of the Subsidiary sufficient to cause the Subsidiary to have shareholders' equity not less than the minimum amount required under Mexican law, but in no event less than a shareholders' equity of zero on the Closing Date.

     Section 4.9 NONCOMPETITION.

         (a) The Seller agrees that, for a period of three (3) years after the Closing Date, it will not, without the prior written consent of the Buyer, directly or indirectly, engage or participate in, or assist in any manner or in any capacity, or have any interest in or make any loan to any person, firm, corporation or business which engages in any activity anywhere in the world which is similar to or competitive with the Business; PROVIDED, HOWEVER, that the foregoing shall not prevent the Seller from owning beneficially or of record up to two (2) percent of the outstanding securities of a publicly-held corporation which engages in the Business or in activities that compete with the Business. In addition, the Seller shall refrain from soliciting or encouraging any employee of the Buyer or any Affiliate of or successor to the Buyer to terminate his or her employment with the Buyer and to become employed by the Seller, or any business or entity with which the Seller is affiliated as an owner, investor, lender or in any other capacity.

         (b) The Seller and the Buyer each acknowledge that any breach of the covenants contained in this Section 4.9 would cause an irreparable injury to the Buyer and that damages and remedies at law for any breach of any such covenant would be inadequate. The Seller hereby accordingly consents to the entry of an order by any court of competent jurisdiction for specific performance or for injunctive relief and other equitable relief to prevent an actual, intended or probable breach of any such covenant.

         (c) It is the desire and intent of the parties to this Agreement that the provisions of this Section 4.9 be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Section
4.9 shall be adjudicated to be invalid, ineffective or unenforceable, this
Section 4.9 shall be deemed automatically amended to delete therefrom such provision or portion adjudicated to be invalid, ineffective or unenforceable, such amendment to apply only with respect to the operation of such provision in the particular jurisdiction with respect to which adjudication is made.

     Section 4.10 GUNTHER CONSENT, WAIVER AND ESTOPPEL. The Seller shall use its reasonable best efforts to obtain, prior to the Closing, (i) the written consent to the transfer of EMG of that certain Supply Agreement by and among the Seller, Tongeren Manufacturing Company, Gunther GmbH, W. Gunther GmbH and Robert P. Romano, dated as of January 17, 1997 (the "Gunther Agreement"), (ii) the written waiver from Tongeren Manufacturing Company (and/or any other party whose written waiver is required) of the right of first refusal with respect to the sale by the Seller of any equipment owned by the Seller related to the manufacture of mercury switches or mercury relays as more fully set forth in the Gunther

Agreement and (iii) a written estoppel letter from the appropriate party or parties confirming that the Seller has fully satisfied its obligations under
Section 5 of the Gunther Agreement to purchase from Tongeren Manufacturing Company the dry reed relay and TAP automation tooling, fixtures and equipment set forth on Exhibit D to the Gunther Agreement; PROVIDED, HOWEVER, the Buyer and the Seller agree and acknowledge that the Seller shall have no obligation to pay any consideration whatsoever to obtain such written consent, written waiver and/or written estoppel letter.

     Section 4.11 NON-SOLICITATION; NON-HIRE.

         (a) With the exception of those people named on SCHEDULE 4.11, whom the Buyer may solicit, the Buyer agrees that, for a period of eighteen (18) months after the date of this Agreement, it will not, without the prior written consent of the Seller directly or indirectly, solicit or encourage any employee of the Seller or any Affiliate of or successor to the Seller to either terminate his or her employment with the Seller or to become employed by the Buyer, or any business or entity with which the Buyer is affiliated as an owner, investor, lender or in any other capacity.

         (b) With the exception of those people named on SCHEDULE 4.11, whom the Buyer may hire, the Buyer agrees that, for a period of eighteen (18) months after the date of this Agreement, neither it nor any business or entity with which the Buyer is directly or indirectly affiliated as an owner, investor, lender or in any other capacity will, without the prior written consent of the Seller, hire any employee of the Seller or any employee of an Affiliate of or successor to the Seller.

         (c) The Seller and the Buyer each acknowledge that any breach of the covenants contained in this Section 4.11 would cause an irreparable injury to the Seller and that damages and remedies at law for any breach of any such covenant would be inadequate. The Buyer hereby accordingly consents to the entry of an order by any court of competent jurisdiction for specific performance or for injunctive relief and other equitable relief to prevent an actual, intended or probable breach of any such covenant.

         (d) It is the desire and intent of the parties to this Agreement that the provisions of this Section 4.11 be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this
Section 4.11 shall be adjudicated to be invalid, ineffective or unenforceable, this Section 4.11 shall be deemed automatically amended to delete therefrom such provision or portion adjudicated to be invalid, ineffective or unenforceable, such amendment to apply only with respect to the operation of such provision in the particular jurisdiction with respect to which adjudication is made.

     Section 4.12 STRUCTURING MATTERS.

         (a) If and to the extent so requested by the Seller, the Seller may revise the method of either (i) effecting Buyer's acquisition of EMG or (ii) transferring those assets, contracts and liabilities of the Seller related to the Business from the method described in Section 4.8; PROVIDED, HOWEVER, that
(x) any breach of this Agreement by Buyer and any inability of the Buyer to satisfy any condition to the Closing arising, in each case, solely as a result of such revised method of effecting such acquisition or transferring such assets, liabilities and contracts shall not be deemed a breach or a failure of such condition to the Closing and (y) the Buyer receives substantially the same economic benefit as a result of such revised method of effecting such acquisition or transferring such assets, liabilities and contracts as it would have received had such revised method of effecting such acquisition or transferring such assets, liabilities and contracts not occurred (other than in respect of increases in operating costs not material to EMG and its subsidiary(ies) taken as a whole).

         (b) The Buyer hereby (i) acknowledges that the Seller is currently considering (x) forming a new maquiladora affiliated with EMG and (y) transferring certain assets, liabilities and/or contracts of the Seller and the Subsidiary to the new maquiladora and/or the Subsidiary and (ii) consents to the transactions described in clause (i) above, to the extent such transactions would be consistent with subsection (a) above.

         (c) The Buyer hereby acknowledges and agrees that, upon the payment by the Seller or an Affiliate of the Seller of any refundable Mexican value added tax required to be paid by virtue of a revision in the method of transferring those assets, contracts and liabilities of the Seller related to the Business from the method described in Section 4.8, the Buyer, at the Seller's expense, will, within five (5) business days of receiving notice from the Seller of such payment, issue to the Seller a standby letter of credit drawn on a bank reasonably acceptable to the Seller in an amount equal to the amount of such refundable Mexican value added tax paid by the Seller or an Affiliate of the Seller. Such letter of credit shall provide that, at such time as a refund of the value added tax previously paid by the Seller or an Affiliate of the Seller is made to the Buyer or an Affiliate of the Buyer, the Seller may present the letter of credit for payment in an amount not to exceed the amount of the refund if and to the extent the amount so refunded has not been paid over to the Seller.


                          ARTICLE V - EMPLOYEE MATTERS

     Section 5.1 EMPLOYEES.

         (a) The Buyer shall ensure that (i) all persons who were employed by EMG immediately preceding the Closing Date, (ii) all persons who were employed by the Subsidiary immediately preceding the Closing Date and (iii) those employees of the Seller who are offered and accept employment with EMG as of the Closing Date, including those employees described in clauses (i), (ii) and (iii) above who are on vacation, leave of absence or disability (all such employees, collectively, the "EMG Employees"), will remain employed in comparable positions for a period of six (6) months following the Closing Date, at not less than the same base rate of pay, except as otherwise provided in this Section 5.1.

         (b) To the extent that service is relevant for purposes of eligibility, vesting, calculation of any benefit, or benefit accrual under any employee benefit plan, program or arrangement established or maintained by the Buyer, EMG or the Subsidiary, as the case may be, (other than any defined benefit pension plan) following the Closing Date for the benefit of EMG Employees, such plan, program or arrangement shall credit such employees for service on or prior to the Closing Date that was recognized by the Seller, EMG or the Subsidiary, as the case may be, for purposes of employee benefit plans, programs or arrangements maintained by any of them. In addition, with respect to any welfare benefit plan (as defined in Section 3(1) of ERISA) established or maintained by the Buyer following the Closing Date for the benefit of EMG Employees, such plan shall waive any pre-existing condition exclusions and provide that any covered expenses incurred on or before the Closing Date by an EMG Employee or by a covered dependent shall be taken into account for purposes of satisfying applicable deductible coinsurance and maximum out-of-pocket provisions after the Closing Date.

     Section 5.2 EMPLOYEE BENEFITS. For a period of one (1) year following the Closing Date, the Buyer shall provide the EMG Employees with benefits (including, without limitation, retirement and welfare benefits) that either are substantially comparable, in the aggregate, to the benefits provided under the Benefit Plans as in effect immediately prior to the Closing Date.

     Section 5.3 OTHER EMPLOYEE BENEFITS. From and after the Closing Date, the Buyer will, or will cause EMG and/or the Subsidiary to, honor in accordance with their terms only the Severance Arrangements as reflected on SCHEDULE 5.3 between EMG, the Seller or the Subsidiary and the EMG Employees in effect prior to the Closing Date.

     Section 5.4 INDEMNITY. Anything in this Agreement to the contrary notwithstanding, the Buyer hereby agrees to indemnify the Seller and its Affiliates against and hold the Seller and its Affiliates harmless from any and all Losses (as defined in Section 9.2) arising out of or otherwise in respect of (a) any claim, other than claims first arising prior to the Closing, made by any EMG Employee against the Seller or any of its Affiliates for any severance or termination benefits pursuant to the provisions of the Severance Arrangements or any applicable federal or state law, (b) any action taken after the Closing by the Buyer with respect to any plan (including any Benefit Plan), (c) any claim for payments or benefits by EMG Employees or their beneficiaries under any Benefit Plan assumed by EMG pursuant to Section
4.8 or sponsored by the Buyer, EMG or the Subsidiary at any time after the Closing and (d) any failure of the Buyer to discharge its obligations under this
Article V. The provisions of Section 8.4 shall apply to the Buyer's indemnification obligations under this Section 5.4.

     Section 5.5 NO THIRD PARTY BENEFICIARIES. Notwithstanding anything else contained herein to the contrary, nothing in this Article V shall be construed to create any third party beneficiary rights in any Person who is not a party to this Agreement.


                            ARTICLE VI - TAX MATTERS

     Section 6.1 CONVEYANCE TAXES; COSTS. Except for (i) taxes measured by the net income or capital gain of the Seller and (ii) any Taxes arising as a result of the transfer of property by the Seller to EMG and the Subsidiary as contemplated by Section 4.8 or associated with the formation of EMG and its capitalization, each of which shall be the Seller's sole responsibility, the Buyer shall be liable for and shall hold the Seller harmless against any real property transfer tax or sales, use, transfer, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes that become payable in connection with the acquisition by the Buyer contemplated hereby, and the applicable parties shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure. The Seller agrees to cooperate with the Buyer and, subject to the other terms of this Agreement, to take any action reasonably requested by the Buyer, at no cost to the Seller, in order to minimize the amount of such Taxes. The parties shall execute and deliver all instruments and certificates necessary to permit compliance with the foregoing. The Buyer shall pay the entire cost of any title insurance (for itself or any lender, including lenders of indebtedness assumed by the Buyer hereunder), surveys, title inspections, and appraisals that the Buyer elects to obtain in connection with the transactions contemplated hereby. The Buyer shall pay any and all attorneys' fees of its lenders and lenders of indebtedness assumed by the Buyer hereunder.

     Section 6.2 TREATMENT OF INDEMNITY PAYMENTS. All payments made by the Seller or the Buyer, as the case may be, to or for the benefit of the other party pursuant to any indemnification obligations under this Agreement shall be treated as adjustments to the consideration for Tax purposes, and such agreed treatment shall govern for purposes of this Agreement.

     Section 6.3 EMPLOYEE WITHHOLDING. The Seller and the Buyer agree that, pursuant to and to the extent permitted by the "Alternative Procedure" provided in Section 5 of Revenue Procedure 96-60, 1996-53 I.R.B. 24, with respect to filing and furnishing IRS Forms W-2, W-3 and 941, (a) the Seller and the Buyer shall each report on a "predecessor-successor" basis, as set forth therein, (b) the Seller shall be relieved from furnishing Forms W-2 to any of the Seller's employees that become employees of EMG, the Subsidiary or the Buyer and (c) the Buyer shall assume the obligations of the Seller to furnish such Forms W-2 to such employees for the full 1999 calendar year.

     Section 6.4 TAX COOPERATION; STRUCTURING MATTERS. After the Closing the Seller shall, and shall cause its Affiliates to, cooperate fully with the Buyer in the preparation of all tax returns for EMG and the Subsidiary relating to periods ending after the Closing Date and shall provide to the Buyer, or cause to be provided at the Seller's sole cost and expense, any records and other information requested by such parties in connection therewith as well as access to, and the cooperation of, the auditors of the Seller and its Affiliates. After the Closing, the Seller shall, and shall cause its Affiliates to, cooperate fully with the Buyer in connection with any tax investigation, audit or other proceeding relating to EMG or the Subsidiary. The Seller will have all decision making authority in the preparation of EMG's Tax Returns for all periods ending on or prior to the Closing. After the Closing, the Buyer shall, and shall cause its Affiliates to, cooperate fully with the Seller in the preparation of all tax returns required to be filed by the Seller relating to the Business, EMG or the Subsidiary and to periods ending on or prior to the Closing Date and shall provide to the Seller, or cause to be provided at the Buyer's sole cost and expense, any records and other information requested by such parties in connection therewith as well as access to, and the cooperation of, the Buyer's auditors. After the Closing, the Buyer shall, and shall cause its Affiliates to, cooperate fully with the Seller in connection with any tax investigation, audit or other proceeding relating to the Business, EMG or the Subsidiary. Any information obtained pursuant to this Section 6.4 or pursuant to any other Section hereof providing for the sharing of information or the review of any tax return or other Schedule relating to taxes shall be subject to Section 4.3 hereof.

     Section 6.5 338(h)(10) ELECTION.

         (a) The Buyer and the Seller shall join in the making of an election under Section 338(h)(10) of the Code and any similar provision of state or local law (the "Section 338(h)(10) Election"). In connection with such Section 338(h)(10) Election, the Buyer and the Seller shall file such documents as may be required pursuant to Section 1060 of the Code and shall file their respective Tax Returns consistent therewith, which documents and Tax Returns shall allocate to the fixed assets and inventory acquired by Buyer an amount equal to the United States Federal adjusted tax basis thereof as of the Closing Date and the remainder of the purchase price to goodwill or other intangible assets, provided that no portion of the purchase price shall be allocated to any noncompetition agreement.

         (b) On and after the Closing Date, the Buyer shall indemnify the Seller for that portion of any increase in its Taxes which results, by virtue of the
Section 338(h)(10) Elections, from the Seller recognizing more ordinary income and less capital gain than would be the case in the absence of such Section 338(h)(10) Elections and any such increase in Taxes shall be determined taking into account, among other things, both the increased ordinary income and decreased capital gain; PROVIDED, HOWEVER, such indemnification obligation of the Buyer shall be limited to $750,000 (unless the payments required by the next sentence of this paragraph causes the amount to be paid by the Buyer to the Seller to exceed $750,000, in which case the Buyer's obligation to the Seller shall not be capped at $750,000). Any indemnification payment required by the preceding sentence of this Section 6.5(b) shall be increased by an amount equal to the increase in Taxes incurred by the Seller as a result of any payment pursuant to this Section 6.5(b) (including payments under this sentence). Payment by the Buyer to the Seller of any amount due under this Section 6.5(b) shall be made within three (3) days following written notice by the Seller that payment of such amounts to the appropriate Governmental Authority or other Person is due.

                       ARTICLE VII - CONDITIONS TO CLOSING

     Section 7.1 CONDITIONS TO OBLIGATIONS OF THE SELLER.

         (a) The obligations of the Seller to consummate the transactions contemplated by this Agreement for the Closing shall be subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

              (i) REPRESENTATIONS. All of the representations and warranties made by the Buyer in this Agreement shall have been true in all material respects as of the date hereof and as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date, except for changes contemplated by this Agreement, and the Buyer shall have delivered to the Seller a certificate to such effect dated the Closing Date and signed by its Secretary.

              (ii) COVENANTS. All covenants contained in this Agreement to be complied with by the Buyer on or before the Closing shall have been complied with in all respects, except where the failure to so comply would not have a material adverse effect on the Buyer's ability to perform its obligations under this Agreement, and the Seller shall have received a certificate of the Buyer to such effect signed by a duly authorized officer of the Buyer;

              (iii) ANTITRUST FILINGS. Any waiting period (and any extension thereof) under the HSR Act or under any Mexican antitrust statute applicable to the transactions to be consummated at the Closing shall have expired or been terminated;

              (iv) NO ORDER. No Governmental Authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the transactions contemplated by this Agreement for the Closing illegal or otherwise restraining or prohibiting consummation of such transactions; PROVIDED, HOWEVER, that the provisions of this Section 7.1(a)(iv) shall not apply unless the Seller has used its best efforts to have any such order or injunction vacated;

              (v) CONSENTS. The Buyer shall have received the authorizations, orders, approvals and consents of Governmental Authorities and third parties described in SCHEDULES 3.3(a) and 3.3(b), in form and substance reasonably satisfactory to the Seller, except where the failure to so receive would not have a material adverse effect on the Buyer's ability to perform its obligations under this Agreement;

              (vi) GUNTHER CONSENT AND WAIVER. The Seller shall have received
(i) the written consent to the transfer of the Gunther Agreement to EMG and (ii) the written waiver from Tongeren Manufacturing Company (and any other party whose written waiver is required) of the right of first refusal with respect to the sale by the Seller of any equipment owned by the Seller related to the manufacture of mercury switches or mercury relays as more fully set forth in the Gunther Agreement;

              (vii) TRANSITION SERVICES AGREEMENT. The Buyer shall have executed and delivered a transition services agreement substantially in the form attached hereto as Exhibit B;

              (viii) SUPPLY AGREEMENT. The Buyer shall have executed and delivered a supply agreement substantially in the form attached hereto as Exhibit C;

              (ix) TRADEMARK AND TRADE STYLE LICENSE AGREEMENT. The Buyer shall have executed and delivered a trademark and trade style license agreement substantially in the form attached hereto as Exhibit E; and

              (x) OPINION OF THE BUYER'S COUNSEL. The Seller shall have received the favorable opinion of Graham & James LLP, counsel for the Buyer, as to such matters as the Seller may reasonably request.

     Section 7.2 CONDITIONS TO OBLIGATIONS OF THE BUYER.

         (a) The obligations of the Buyer to consummate the transactions contemplated by this Agreement for the Closing shall be subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

              (i) REPRESENTATIONS. All of the representations and warranties made by the Seller in this Agreement shall have been true in all material respects as of the date hereof and as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date, except for changes contemplated by this Agreement, and the Seller shall have delivered to the Buyer a certificate to such effect dated the Closing Date and signed by its Secretary.

              (ii) COVENANTS. All covenants contained in this Agreement to be complied with by the Seller on or before the Closing shall have been complied with in all respects, except where the failure to so comply would not have (A) a Material Adverse Effect or (B) a material adverse effect on the Seller's ability to perform its obligations under this Agreement, and the Buyer shall have received a certificate of the Seller to such effect signed by a duly authorized officer thereof;

              (iii) ANTITRUST FILINGS. Any waiting period (and any extension thereof) under the HSR Act or under any Mexican antitrust statute applicable to the transactions to be consummated at the Closing shall have expired or been terminated;

              (iv) NO ORDER. No Governmental Authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement for the Closing illegal or otherwise restraining or prohibiting consummation of such transactions; PROVIDED, HOWEVER, that the provisions of this Section 7.2(a)(iv) shall not apply unless the Buyer has used its best efforts to have any such order or injunction vacated;

              (v) CONSENTS. The Seller, EMG and the Subsidiary, as applicable, shall have received the authorizations, orders, approvals and consents of Governmental Authorities and third parties described in SCHEDULES 2.6(a) and 2.6(b) in form and substance reasonably satisfactory to the Buyer, except where the failure to so receive would not have
(A) a Material Adverse Effect or (B) a material adverse effect on the Seller's ability to perform its obligations under this Agreement;

              (vi) FIRPTA WITHHOLDING. At or prior to the Closing, the Buyer shall have received from the Seller a "transferor's certificate of non-foreign status" as provided in the Treasury Regulations under Section 1445 of the Code in the form attached hereto as Exhibit D;

              (vii) SUPPLY AGREEMENT. The Seller shall have executed and delivered a supply agreement substantially in the form attached hereto as Exhibit C;

              (viii) TRANSITION SERVICES AGREEMENT. The Seller shall have executed and delivered a transition services agreement substantially in the form attached hereto as Exhibit B;

              (ix) TRADEMARK AND TRADE STYLE LICENSE AGREEMENT. The Seller shall have executed and delivered a trademark and trade style license agreement substantially in the form attached hereto as Exhibit E; and

              (x) OPINION OF THE SELLER'S COUNSEL. The Buyer shall have received the favorable opinion of Goodwin Procter & Hoar LLP, counsel for the Seller, and the favorable opinion of Abogados Mesta y Asociados, S.C., special Mexican counsel for the Seller, in each case as to such matters as the Buyer may reasonably request.


                 ARTICLE VIII - INDEMNIFICATION AND TERMINATION

     Section 8.1 SURVIVAL.

         (a) Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties hereto contained herein, as the case may be, shall survive the Closing and shall remain in full force and effect for a period of eighteen (18) months after the Closing Date PROVIDED, HOWEVER, that the Seller's representations and warranties set forth in Section 2.1, Section 2.2(a) and Section 2.8 shall not terminate. In addition, Seller's indemnification obligation with respect to the following matters shall not terminate: (i) Environmental Liabilities and Costs associated with the Seller's real property located at 3101 West Pratt Avenue in Chicago, Illinois and (ii) any claim arising under Section 5 of the Gunther Agreement that the Seller, or its assignee, has failed to purchase from Tongeren Manufacturing Company the dry reed relay and TAP automation tooling, fixtures and equipment set forth on Exhibit D to the Gunther Agreement.

         (b) Subject to the limitations and other provisions of this Agreement, each covenant and agreement of the parties hereto contained herein shall survive the Closing and shall remain in full force and effect for the shortest of the following: (i) eighteen (18) months or (ii) until the end of the applicable period specified elsewhere in this Agreement with respect to such covenant or agreement.

     Section 8.2 [INTENTIONALLY OMITTED]

     Section 8.3 INDEMNIFICATION BY THE SELLER.

         (a) The Seller agrees, subject to the other terms and conditions of this Agreement, to indemnify the Buyer and its Affiliates, officers, directors, employees, agents, successors and assigns (each a "Buyer Indemnified Party") against and hold them harmless from all Losses (as defined in Section 9.2) arising out of (i) the breach of any representation or warranty of the Seller contained herein, (ii) any breach of any covenant or agreement of the Seller contained herein, (iii) any Environmental Liabilities and Costs associated with the Seller's real property located at 3101 West Pratt Avenue in Chicago, Illinois, (iv) any claim arising under Section 5 of the Gunther Agreement that the Seller, or its assignee, has failed to purchase from Tongeren Manufacturing Company the dry reed relay and TAP automation tooling, fixtures and equipment set forth on Exhibit D to the Gunther Agreement and (v) the Seller's operation of the Business prior to the Closing Date other than those liabilities set forth on the Closing Statement and SCHEDULE 4.8 attached hereto. Anything in Section
8.1 to the contrary notwithstanding, no claim may be asserted nor any action commenced against the Seller for breach of any representation or warranty contained herein, unless written notice of such claim or action is received by the Seller describing in detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the thirtieth (30th) day after the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 8.1, and such claim or action arose on or prior to the date such representation or warranty ceased to survive, in which case such representation or warranty, will survive as to such claim until such claim has been finally resolved.

         (b) The indemnification obligations of the Seller pursuant to Section 8.3(a) shall not be effective until the aggregate dollar amount of all Losses (including without limitation the Buyer's expenses of defending and/or settling any claim or dispute giving rise to such indemnification obligation) that would otherwise be indemnifiable pursuant to Section 8.3(a) exceeds $250,000 (the "Threshold Amount"), and then only to the extent such aggregate amount exceeds the Threshold Amount; PROVIDED, HOWEVER, that the indemnification obligation of the Seller arising out of the following matters shall be effective and enforceable by the Buyer without respect to whether the aggregate Losses arising from such matters exceed the

Threshold Amount: (x) any breach by the Seller of Section 2.1(b) of this Agreement and (y) any claim arising under Section 5 of the Gunther Agreement that the Seller, or its assignee, has failed to purchase from Tongeren Manufacturing Company the dry reed relay and TAP automation tooling, fixtures and equipment set forth on Exhibit D to the Gunther Agreement. The indemnification obligations of the Seller pursuant to Section 8.3(a) shall be effective only until the dollar amount paid in respect of the Losses (including without limitation the Buyer's expenses of defending and/or settling any claim or dispute giving rise to such indemnification obligation) indemnified against under Section 8.3(a) aggregates an amount equal to ten percent (10%) of the Final Purchase Price (the "Maximum Amount"); PROVIDED, HOWEVER, that such limitation on the liability of the Seller shall not apply to, and there shall be no cap or limit on the liability of the Seller to the Buyer for Losses of the Buyer arising out of: (i) the breach of Seller's representations and warranties set forth in Section 2.1(b), Section 2.2(a) and Section 2.8, (ii) any Environmental Liabilities and Costs associated with the Seller's real property located at 3101 West Pratt Avenue in Chicago, Illinois and (iii) any claim arising under Section 5 of the Gunther Agreement that the Seller, or its assignee, has failed to purchase from Tongeren Manufacturing Company the dry reed relay and TAP automation tooling, fixtures and equipment set forth on Exhibit D to the Gunther Agreement. The Seller's obligations hereunder are effective only after a Buyer Indemnified Party pursues to completion reimbursement of Losses from all other sources, including, but not limited to, insurance, indemnity, contribution or other similar payment from third parties. For purposes of this Section 8.3(b), in computing such individual or aggregate amounts of claims, the amount of any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Buyer Indemnified Parties from any third party with respect thereto shall be deducted from each such claim.

         (c) Payments by the Seller pursuant to Section 8.3(a) shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Buyer Indemnified Parties from any third party with respect thereto.

         (d) A Buyer Indemnified Party shall give the Seller written notice of any claim, assertion, event or proceeding by or in respect of a third party as to which such Buyer Indemnified Party may request indemnification hereunder or as to which the Threshold Amount may be applied as soon as is practicable and in any event within thirty (30) days of the time that such Buyer Indemnified Party learns of such claim, assertion, event or proceeding; PROVIDED, HOWEVER, that the failure to so notify the Seller shall not affect rights to indemnification hereunder except to the extent that the Seller is actually prejudiced by such failure. The Seller shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim or proceeding at its own expense. If the Seller elects to assume the defense of any such claim or proceeding, the Seller shall consult with the Buyer Indemnified Party and the Buyer Indemnified Party may participate in such defense, but in such case the expenses of the Buyer Indemnified Party shall be paid by the Buyer Indemnified Party. The Buyer Indemnified Party shall provide the Seller with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Seller in the defense or settlement thereof, and the Seller shall reimburse the Buyer Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. If the Seller elects to direct the defense of any such claim or proceeding, the Buyer Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Seller consents in writing to such payment or unless the Seller, subject to the last sentence of this Section 8.3(d), withdraws from the defense of such asserted liability or unless a final judgment from which no appeal may be taken by or on behalf of the Seller is entered against the Buyer Indemnified Party for such liability. If the Seller fails to defend or if, after commencing or undertaking any such defense, the Seller fails to prosecute or withdraw from such defense, the Buyer Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Seller's expense. If the Buyer Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 8.3(d) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego any appeal with respect thereto, then the Buyer Indemnified Party shall give the Seller prompt written notice thereof, and the Seller shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

         (e) The Buyer hereby acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all claims relating to this Agreement, including the Acquired Shares, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing and except as specified therein, the Buyer hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action relating to the subject matter of this Agreement that they may have against the Seller arising under or based upon any Law (including, without limitation, any such rights, claims or causes of action arising under or based upon common law or otherwise).

         (f) Except as set forth in this Agreement, the Seller is not making any representation, warranty, covenant or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Buyer, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

         (g) The Seller shall have no liability under any provision of this Agreement for, and in no event shall the Threshold Amount be applied to any consequential damages. The Buyer shall take all reasonable steps to mitigate Losses for which indemnification may be claimed pursuant to this Agreement upon and after becoming aware of any event that could reasonably be expected to give rise to any such Losses.

         (h) Except to the extent provided to the contrary in Section 8.1(a), no indemnification shall be payable to a Buyer Indemnified Party with respect to claims asserted by such Buyer Indemnified Party pursuant to Section 8.3(a) after the date that is eighteen (18) months after the Closing Date (the
"Indemnification Cut-Off Date").

     Section 8.4 INDEMNIFICATION BY THE BUYER.

         (a) The Buyer agrees, subject to the other terms and conditions of this Agreement, to indemnify the Seller and its Affiliates, officers, directors, employees, agents, successors and assigns (each a "Seller Indemnified Party") against and hold them harmless from all Losses arising out of (i) the breach of any representation or warranty of the Buyer contained herein, (ii) any breach of any covenant or agreement of the Buyer contained herein and (iii) the Buyer's, EMG's and/or the Subsidiary's operation of the Business on and after the Closing Date. Anything in Section 8.1 to the contrary notwithstanding, no claim may be asserted nor may any action be commenced against the Buyer for breach of any representation or warranty contained herein, unless written notice of such claim or action is received by the Buyer describing in detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the thirtieth (30th) day after the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 8.1, and such claim or action arose on or prior to the date such representation or warranty ceased to survive, in which case such representation or warranty will survive as to such claim until such claim has been finally resolved.

         (b) The indemnification obligations of the Buyer pursuant to Section 8.4(a) shall not be effective until the aggregate dollar amount of all Losses (including without limitation the Seller's expenses of defending and/or settling any claim or dispute giving rise to such indemnification obligation) that would otherwise be indemnifiable pursuant to this Section 8.4(a) exceeds the Threshold Amount, and then only to the extent such aggregate amount exceeds the Threshold Amount; PROVIDED, HOWEVER, that any indemnification obligation of the Buyer pursuant to Section 5.4 and/or Section 6.5 of this Agreement shall be effective and enforceable by the Seller without respect to whether the aggregate Losses arising from such matters exceed the Threshold Amount. The indemnification obligations of the Buyer pursuant to Section 8.4(a) shall be effective only until the dollar amount paid in respect of the Losses (including without limitation the Seller's expenses of defending and/or settling any claim or dispute giving rise to such indemnification obligation) indemnified against under Section 8.4(a) aggregates the Maximum Amount. For purposes of this Section 8.4(b), in computing such individual or aggregate amounts of claims, the amount of any insurance proceeds and any indemnity, contribution or other similar payment actually recovered by the Seller Indemnified Parties from any third party with respect thereto shall be deducted from each such claim.

         (c) Payments by the Buyer pursuant to Section 8.4(a) shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually recovered by Seller Indemnified Parties from any third party with respect thereto.

         (d) A Seller Indemnified Party shall give the Buyer written notice of any claim, assertion, event or proceeding by or in respect of a third party as to which such Seller Indemnified Party may request indemnification hereunder or as to which the Threshold Amount may be applied as soon as is practicable and in any event within thirty (30) days of the time that such Seller Indemnified Party learns of such claim, assertion, event or proceeding; PROVIDED, HOWEVER, that the failure to so notify the Buyer shall not affect rights to indemnification hereunder except to the extent that the Buyer is actually prejudiced by such failure. The Buyer shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim or proceeding at its own expense. If the Buyer elects to assume the defense of any such claim or proceeding, the Buyer shall consult with the Seller Indemnified Party, the Seller Indemnified Party may participate in such defense, but in such case the expenses of the Seller Indemnified Party shall be paid by the Seller Indemnified Party. The Seller Indemnified Party shall provide the Buyer with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Buyer in the defense or settlement thereof, and the Buyer shall reimburse the Seller Indemnified Party for all the reasonable out-of-pocket expenses of such Seller Indemnified Party in connection therewith. If the Buyer elects to direct the defense of any such claim or proceeding, the Seller Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability, unless the Buyer consents in writing to such payment or unless the Buyer, subject to the last sentence of this Section 8.4(d), withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Buyer is entered against the Seller Indemnified Party for such liability. If the Buyer fails to defend or if, after commencing or undertaking any such defense, the Buyer fails to prosecute or withdraws from such defense, the Seller Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Buyer's expense. If the Seller Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 8.4(d) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego appeal with respect thereto, then such Seller Indemnified Party shall give the Buyer prompt written notice thereof and the Buyer shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

         (e) The Seller hereby acknowledges and agrees that from and after the Closing, its sole and exclusive remedy with respect to any and all claims relating to this Agreement shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing and except as specified therein, the Seller hereby waives to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action relating to the subject matter of this Agreement that it may have against the Buyer arising under or based upon any Law (including, without limitation, any such rights, claims or causes of action arising under or based upon common law or otherwise).

         (f) Except as set forth in this Agreement, the Buyer is not making any representation, warranty, covenant or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Seller, after the consummation of the transactions contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.

         (g) The Buyer shall have no liability under any provision of this Agreement for, and in no event shall the Threshold Amount be applied to, any consequential damages. The Seller shall take all reasonable steps to mitigate Losses for which indemnification may be claimed pursuant to this Agreement upon and after becoming aware of any event that could reasonably be expected to give rise to any such Losses.

         (h) No indemnification shall be payable to a Seller Indemnified Party with respect to claims asserted by such Seller Indemnified Party pursuant to
Section 8.4(a) after the Indemnification Cut-Off Date.

     Section 8.5 TERMINATION. This Agreement may be terminated:

         (a) at any time, by the mutual written consent of the Seller and the Buyer;

         (b) by the Seller, if the Closing shall not have occurred prior to November 30, 1999; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 8.5(b) will not be available to the Seller if, at the time of such termination by the Seller, its failure to perform any of its obligations under this Agreement has resulted in the failure of the Closing to occur at the time of such termination;

         (c) by the Seller, upon written notice to the Buyer, upon a material breach of any representation, warranty or covenant of the Buyer contained in this Agreement, provided that such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by the Seller to the Buyer;

         (d) by the Buyer, if the Closing shall not have occurred prior to November 30, 1999; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 8.5(d) will not be available to the Buyer if, at the time of such termination by the Buyer, its failure to perform any of its obligations under this Agreement has resulted in the failure of the Closing to occur at the time of such termination;

         (e) by the Buyer, upon written notice to the Seller, upon a material breach of any representation, warranty or covenant of the Seller contained in this Agreement, provided that such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by the Buyer to the Seller.

     Section 8.6 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 8.5, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Sections 2.17, 3.6, 4.3, and this Article VIII; PROVIDED, HOWEVER, that nothing herein shall relieve either party from liability for (a) any willful breach of this Agreement occurring prior to such termination or (b) any breach arising from facts or circumstances as to which either the Buyer or the Seller, as the case may be, had Knowledge prior to the date of this Agreement.

     Section 8.7 WAIVER. At any time prior to the Closing, the Buyer and the Seller may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to its own obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party.


                         ARTICLE IX - GENERAL PROVISIONS

         Section 9.1 NOTICES. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally, sent by overnight courier (providing proof of delivery), or via facsimile to the parties at the following addresses (or at such other address for a party as specified by like notice):
         (a)  if to the Seller, to:

              C.P. Clare Corporation
              78 Cherry Hill Drive
              Beverly, MA  01915
              Attn: President
              Facsimile: (978) 524-4916
              with copy to:

              Goodwin, Procter & Hoar  LLP
              Exchange Place
              Boston, MA 02109
              Attn:  Stuart M. Cable, P.C.
              Facsimile (617) 523-1231

         (b)  if to the Buyer, to:

              Sumida Electric Co., Ltd.
              3-6, 3-Chome Nihonbashi
              Ningyocho, Chuo-ku
              Tokyo 103-8589, JAPAN
              Attn:  Chief Executive Officer
              Facsimile:  011-81-3-3667-3457

              with a copy to:

              Graham & James LLP
              600 Hansen Way
              Palo Alto, CA 94304-1043
              Attn:  Donald R. Davis, Esq.
              Facsimile:  (650) 856-3619

     Section 9.2 CERTAIN DEFINITIONS. For purposes of this Agreement:

         (a) "Acquired Shares" means as specified in the Recitals.

         (b) "Acquisition Proposal" means as specified in Section 4.7.

         (c) An "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

         (d) "Agreement" means this Agreement.

         (e) "Alternative Procedure" means as specified in Section 6.3.

         (f) "Arbitrating Accountant" means as specified in Section 1.2(d).

         (g) "Benefit Plans" means as specified in Section 2.9.

         (h) "Business" means as specified in the Recitals.

         (i) "Buyer" means Sumida Electric Co., Ltd.

         (j) "Buyer Indemnified Party" means as specified in Section 8.3(a).

         (k) "Closing" means as specified in Section 1.3.

         (l) "Closing Date" means as specified in Section 1.3.

         (m) "Closing Statement" means as specified in Section 1.2(b).

         (n) "Code" means as specified in Section 2.9.

         (o) "Disputed Items" means as specified in Section 1.2(d).

         (p) "EMG" means Clare EMG Inc., a Delaware corporation.

         (q) "EMG Employees" means as specified in Section 5.1(a).

         (r) "Encumbrance" means any and all easements, covenants, restrictions, leases, mortgages, liens (including without limitation, environmental and tax liens), assessments, charges, claims, rights, judgments, encroachments, pledges, conditional sale agreements, security interests, encumbrances, or other matters affecting title.

         (s) "Environmental Condition" means as specified in Section 2.14.

         (t) "Environmental Laws" means as specified in Section 2.14.

         (u) "Environmental Liabilities and Costs" means as specified in Section 2.14.

         (v) "ERISA" means as specified in Section 2.9.

         (w) "Final Purchase Price" means as specified in Section 1.2(b).

         (x) "GAAP" means as specified in Section 1.2(b).

         (y) "Governmental Authority" means as specified in Section 2.6.

         (z) "Gunther Agreement" means as specified in Section 4.10.

         (aa) "HSR Act" means as specified in Section 2.6.

         (bb) "Indemnification Cut-Off Date" means as specified in Section
8.3(h).

         (cc) "Intellectual Property Rights" means as specified in Section 2.13.

         (dd) "IRS" means as specified in Section 2.8(a)(iii).

         (ee) "to the knowledge of the Buyer," or to the "Buyer's Knowledge" means the actual knowledge (and not constructive, imputed or implied knowledge) on the date hereof and on the Closing Date, as applicable, of those persons listed on SCHEDULE 9.2(ee) none of whom shall have any personal liability or obligations regarding such knowledge. The Buyer has not undertaken, nor shall it have any duty to undertake, any investigation concerning any matter as to which a representation or warranty is made as to its knowledge.

         (ff) "to the knowledge of the Seller," or to the "Seller's Knowledge" means the actual knowledge (and not constructive, imputed or implied knowledge) on the date hereof and on the Closing Date, as applicable, of those persons listed on SCHEDULE 9.2(ff) none of whom shall have any personal liability or obligations regarding such knowledge. The Seller has not undertaken, nor shall it have any duty to undertake, any investigation concerning any matter as to which a representation or warranty is made as to its knowledge.

         (gg) "Law" means as specified in Section 2.15.

         (hh) "Leased Real Property" means as specified in Section 2.10(b).

         (ii) "Losses" of a Person means any and all losses, liabilities, damages, claims, awards, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees) actually suffered or incurred by such Person.

         (jj) "March Statement" means as specified in Section 2.4(a).

         (kk) "Material Adverse Effect" means any change in, or effect on, EMG and/or the

Subsidiary that is (individually or in the aggregate with any other changes therein or effects thereon that would be specifically addressed by a representation or warranty contained in this Agreement but for a "Material Adverse Effect" exception or qualification) materially adverse to the assets, liabilities, financial condition or results of operations of EMG and/or the Subsidiary, other than any such changes or effects resulting from any of the following (the change in or effect of which shall not constitute or result in (i) a Material Adverse Effect or (ii) a breach of a representation or warranty under this Agreement): (A) changes in general (national, regional or local) economic, regulatory or political conditions or changes in the industry in which the Business is conducted generally or (B) this Agreement, the transactions contemplated hereby, or any announcement or indication thereof, or any actions taken by the Buyer hereunder or in contemplation hereof, or any actions which the Seller was required to take or permitted to take, hereunder, or any contact by the Buyer with any of the customers or suppliers, or potential customers or suppliers, or any of the employees of, EMG and/or the Subsidiary (including any departure of any such employee).

         (ll) "Maximum Amount" means as specified in Section 8.3(b).

         (mm) "Net Assets" means as specified in Section 1.2(b).

         (nn) "Owned Real Property" means as specified in Section 2.10(a).

         (oo) "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

         (pp) "Preliminary Purchase Price" means as specified in Section 1.2(a).

         (qq) "Representatives" means as specified in Section 4.3.

         (rr) "Review Period" means as specified in Section 1.2(c).

         (ss) "Seller" means C.P. Clare Corporation, a Massachusetts corporation.

         (tt) "Seller Indemnified Party" means as specified in Section 8.4(a).

         (uu) "Severance Agreements" means as specified in Section 2.5(d).

         (vv) "Subsidiary" means as specified in the Recitals.

         (ww) "Taxes" means as specified in Section 2.8(b).


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         (xx) "Tax Return" means as specified in Section 2.8(b).

         (yy) "Threshold Amount" means as specified in Section 8.3(b).

         (zz) "Transfer" means as specified in Section 1.1.

     Section 9.3 INTERPRETATION. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

     Section 9.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 9.5 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES; SEVERABILITY. This Agreement (including the documents and instruments referred to herein), and the confidentiality agreements previously executed between the parties hereto constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Notwithstanding anything else contained herein to the contrary, nothing in this Agreement shall be construed to create any third party beneficiary rights in any Person who is not a party to this Agreement. If


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any term, condition or other provision of this Agreement is found to be invalid, illegal or incapable of being enforced by virtue of any rule of law, public policy or court determination, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

     Section 9.6 GOVERNING LAW; VENUE. This Agreement will be governed by, and construed in accordance with, the internal laws of The Commonwealth of Massachusetts regardless of the laws that might otherwise govern under applicable principles of conflict of laws. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the parties in the courts of The Commonwealth of Massachusetts, Suffolk County, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Massachusetts, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     Section 9.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party; PROVIDED, HOWEVER, that the Buyer may assign this Agreement to a directly or indirectly wholly-owned subsidiary corporation, provided that any such assignment shall not in any way affect or diminish the Buyer's obligations or liabilities under this Agreement. Any assignment in violation of the preceding sentence will be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     Section 9.8 UNDERTAKINGS OF EMG AND THE SUBSIDIARY. The obligations for performance by EMG or the Subsidiary of certain duties specified herein to be performed prior to Closing, shall be deemed to be the responsibility of the Seller insofar as any given obligation is one which the Seller could itself perform or which EMG or the Subsidiary, as applicable, could perform upon the direction of the Seller.

                                  [End of Text]


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     IN WITNESS WHEREOF, the Seller and the Buyer have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                         C.P. CLARE CORPORATION



                         By: /s/ Arthur R. Buckland
                            --------------------------------------------------
                            Name:      Arthur R. Buckland
                            Title:     President and Chief Executive Officer


                         SUMIDA ELECTRIC CO., LTD.



                         By: /s/ Shigeyuki Yawata
                            --------------------------------------------------
                            Name:      Shigeyuki Yawata
                            Title:     President and Chief Executive Officer